NEWS	FONAR CORPORATION
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR Announces Year-End Earnings For Fiscal 2018

·	Cash and cash equivalents increased by 94% to $19.6 million during the fiscal year ended June 30, 2018.
·	Total Revenues-Net increased by 4% to $81.5 million for the fiscal year ended June 30, 2018, versus previous fiscal year.
·	Income from Operations increased 3% to $19.7 million, for the fiscal year ended June 30, 2018, versus previous fiscal year.
·	Net Income increased by 7% to $25.5 million for the year ended June 30, 2018, versus previous fiscal year.
·	Diluted Net Income per common share increased by 6% to $3.10, versus previous fiscal year.
·	Working Capital increased by 34% during Fiscal 2018.

 MELVILLE, NEW YORK, September 13, 2018 – FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its fiscal 2018 results.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009 FONAR managed 9 MRI facilities and had completed approximately 29,000 MRI scans. In 2010, Timothy Damadian, the Company’s current President and CEO, re-joined the Company and initiated a business plan aimed at growing HMCA by increasing scan volume at existing HMCA-managed facilities, establishing de novo centers, and making key acquisitions. With FONAR management’s enthusiastic endorsement of his plan, Mr. Damadian assembled an experienced management team that, under his leadership, has since faithfully executed the plan, thereby delivering consistent and unprecedented profitability for FONAR shareholders. Today, HMCA manages 26 diagnostic imaging centers, 19 in New York and 7 in Florida, collectively equipped with 34 MRI scanners. The imaging centers completed 176,000 MRI scans in fiscal 2018, as compared to 164,000 the previous fiscal year.

FONAR sold and installed the world’s first commercial MRI scanner in 1980, making it the first company in the now multi-billion-dollar MRI industry. FONAR’s flagship product is the FONAR UPRIGHT® Multi-Position™ MRI, aka Stand-Up® MRI. It is the only whole-body MRI that performs Position™ Imaging (pMRI™), which allows patients to be scanned in numerous weight-bearing positions, including standing, sitting, in flexion and extension, as well as in the conventional lie-down position.

FONAR CORPORATION AND SUBSIDIARIES

Financial Discussion:

Net revenues increased by 4% to $81.5 million for the fiscal year ended June 30, 2018, as compared to $78.0 million for the fiscal year ended June 30, 2017.

For the year ended June 30, 2018, the revenues from the management of the diagnostic imaging center segment, consisting of patient and management and other fee revenue, and less the provision for bad debt for patient revenue, increased by 7% to $71.7 million as compared to $66.8 million one year earlier.

Income from operations increased by 3% to $19.7 million for the fiscal year ended June 30, 2018, as compared to $19.1 million for the fiscal year ended June 30, 2017.

Net Income increased by 7% to $25.5 million, for the fiscal year ended June 30, 2018, as compared to $23.7 million for the fiscal year ended June 30, 2017. Net income for the year ended June 30, 2018, reflects income tax benefits associated with changes to the net deferred income tax assets of $4.9 million and also the benefits associated with an AMT Carryforward Tax Credit of $1.2 million, available as a cash refund. These income tax benefits were precipitated in combination by both the Tax Cuts and Jobs Act enacted in December 2017, which decreased the corporate income tax rate from 35% to 21%, effective January 1, 2018, and the continued strength of the business.

Basic net income per common share available to common shareholders increased by 6% to $3.16 for the fiscal year ended June 30, 2018, as compared to $2.98 for the fiscal year ended June 30, 2017.

Diluted net income per common share available to common shareholders increased by 6% to $3.10, compared to $2.92 for the fiscal year ended June 30, 2017.

Total Costs and Expenses for the fiscal year ending June 30, 2018 increased by 5% to $61.8 million, as compared to $58.9 million for the fiscal year ended June 30, 2017.

At June 30, 2018, total assets increased by 20% to $118.3 million, as compared to $98.8 million at June 30, 2017.

At June 30, 2018, total current assets increased by 26% to $67.1 million, as compared to $53.4 million at June 30, 2017.

At June 30, 2018, total liabilities increased by 1% to $16.1 million, as compared to $15.9 million at June 30, 2017.

At June 30, 2018, total current liabilities decreased by 2% to $14.6 million, as compared to $14.2 million at June 30, 2017.

At June 30, 2018, total cash and cash equivalents increased by 94% to $19.6 million, as compared to $10.1 million at June 30, 2017.

At June 30, 2018, working capital increased by 34% to $52.5 million, as compared to $39.2 million at June 30, 2017.

At June 30, 2018, FONAR Stockholder’s Equity increased by 27% to $98.7 million, as compared to $77.4 million at June 30, 2017.

FONAR CORPORATION AND SUBSIDIARIES

Significant Events

On September 3, 2018, Dr. Damadian’s presentation of ‘The First MRI Scan’ was featured on the BBC (British Broadcasting Corporation) radio program, Witness. During the nine-minute broadcast to a BBC World Service radio network audience of more than 300 million listeners world-wide, Dr. Damadian relived the excitement of the moment when he conducted the world’s first MRI scan. “Well, we put Larry (Minkoff) in, we got a signal immediately from his heart, and I said, “Holy smokes. It’s actually going to work!’” The BBC broadcast of this pioneering episode in MRI can be heard online at: https://www.bbc.co.uk/programmes/w3cswsj4

First quarter Fiscal 2018 was the first complete quarter in which FONAR stock was included in the Russell 3000® Index, having joined the index effective June 26, 2017. The Company has since seen an increase in related index funds and ETFs (Exchange Traded Funds), mutual funds, and institutional owners. Currently, institutional ownership of outstanding FONAR Common Stock is over 50%.

In October, 2017, HMCA added a second Stand-Up® MRI in the Bronx, NY, in order to meet the demands of patients and referring physicians for FONAR technology.

Also, in December, 2017, the Tax Cuts and Jobs Act was signed into law, making numerous changes to the Internal Revenue Code. Among them is the reduction of the U.S. corporate income tax rate to 21%, effective January 1, 2018. Because the Act took effect midway through the Company’s tax year, the Company will have a U.S. statutory income tax rate of 27.7% for fiscal 2018 and a statutory income tax rate of 21% for all subsequent fiscal years.

FONAR CORPORATION AND SUBSIDIARIES

Management Discussion

President and CEO, Timothy R. Damadian, said, “As of June 30, our cash and cash equivalents figure stood at $19.6 million, nearly double what is was a year earlier. Together with a 34% increase in working capital and consistent revenue growth, we are well positioned to pursue new business opportunities consistent with our growth strategy – opportunities that will enable us to maintain our positive earnings trajectory into fiscal 2019.

“Of course, I am pleased with our Income from Operations and Net Income. We remain committed to controlling costs. The Company’s Selling, General, and Administrative (SG&A) costs decreased by $1.3 million, or 7%, year-over-year.”

Mr. Damadian concluded, “Thanks to the enormous appeal of the UPRIGHT® MRI (also known as the Stand-Up® MRI) among both patients and physicians, and thanks to our experienced and highly competent management team, we continue to thrive.”

Chairman of the Board, Raymond V. Damadian, M.D., said, “We continue to explore the impact of our new works-in-progress technology for visualizing and quantifying the flow of cerebrospinal fluid (CSF) circulating throughout the brain and vertebral column while the patient is scanned in the Upright position.”

Dr. Damadian added, “The Company was recently issued a patent covering the use of the FONAR UPRIGHT® Multi-Position™ MRI to diagnose patients with Multiple Sclerosis (MS). The patent is based on a discovery FONAR had announced on November 2, 2011. We are hopeful that this research will help to lead to a new understanding of the role of CSF on brain diseases, like MS.”

Dr. Damadian concluded, “It has been 47 years since we announced the discovery that birthed the MRI industry.* We’ve had the privilege and joy of witnessing its marvelous growth from infancy. Today there are tens of millions of MRI scans performed each year worldwide in what has become a multi-billion-dollar industry. After all these years, FONAR is finally reaping the rewards, and we’re certainly very thankful for it.”

* In 1971, Dr. Damadian’s paper in Science contained the two key discoveries that remain fundamental to the operation of every MRI scanner ever made: 1) his discovery that the relaxation times of cancerous tissues, are markedly prolonged relative to those of healthy tissues and 2) his discovery that there are also marked differences in relaxation times across the full spectrum of healthy tissue types.

FONAR CORPORATION AND SUBSIDIARIES

About FONAR

FONAR, the Inventor of MR Scanning™ is the first, oldest and most experienced MRI company in the industry. Incorporated in 1978, FONAR, which is located in Melville, New York, introduced the world’s first commercial MRI in 1980, and went public in 1981. The company’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™), allowing it to scan patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as in the conventional lie-down position.

The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, ”weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2018	2017
Current Assets:
Cash and cash equivalents	$19,663,742	$10,139,621
Accounts receivable – net of allowances for doubtful accounts of $190,244 at June 30, 2018 and 2017	3,813,756	4,321,760
Medical receivables – net of allowances for doubtful accounts of $22,727,698 and $19,853,318 at June 30, 2018 and 2017, respectively	13,350,772	11,744,704
Management and other fees receivable – net of allowances for doubtful accounts of $10,983,022 and $12,859,750 at June 30, 2018 and 2017, respectively	21,863,431	18,593,894
Management and other fees receivable – related party medical practices – net of allowances for doubtful accounts of $1,711,385 and $582,001 at June 30, 2018 and 2017, respectively	5,535,096	4,959,598
Costs and estimated earnings in excess of billings on uncompleted contracts	86,638	736,061
Inventories	1,431,380	1,624,262
Prepaid expenses and other current assets	1,349,907	1,293,806

Total Current Assets	67,064,542	53,413,706
Income taxes receivable	1,200,000	—
Deferred income tax asset	22,689,011	17,861,777
Property and Equipment – Net	16,492,278	16,462,504
Goodwill	3,985,397	3,927,123
Other Intangible Assets – Net	5,601,656	6,644,504
Other Assets	1,278,061	452,952
Total Assets	$118,310,945	$98,762,566

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2018	2017
Current Liabilities:
Current portion of long-term debt and capital leases	$38,332	$180,090
Accounts payable	1,300,250	1,423,217
Other current liabilities	8,177,995	7,203,278
Unearned revenue on service contracts	4,191,930	4,641,534
Customer deposits	858,195	787,884
Total Current Liabilities	14,566,702	14,236,003
Long-Term Liabilities:
Deferred income tax liability	239,011	331,527
Due to related party medical practices	227,543	227,543
Long-term debt and capital leases, less current portion	306,035	336,761
Other liabilities	737,183	720,779
Total Long-Term Liabilities	1,509,772	1,616,610
Total Liabilities	16,076,474	15,852,613

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

STOCKHOLDERS EQUITY

	June 30,
	2018	2017
Stockholders' Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2018 and 2017, 313,438 issued and outstanding at June 30, 2018 and 2017	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2018 and 2017, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2018 and 2017, 6,299,154 issued at June 30, 2018 and 2017, 6,287,511 outstanding at June 30, 2018 and 2017	630	630
Class B convertible common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2018 and 2017, 146 issued and outstanding at June 30, 2018 and 2017	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2018 and 2017, 382,513 issued and outstanding at June 30, 2018 and 2017	38	38
Paid-in capital in excess of par value	179,131,780	179,131,780
Accumulated deficit	(79,772,587)	(101,003,389)
Notes receivable from employee stockholders	(9,213)	(16,546)
Treasury stock, at cost – 11,643 shares of common stock at June 30, 2018 and 2017	(675,390)	(675,390)
Total Fonar Corporation’s Stockholders’ Equity	98,675,289	77,437,154
Noncontrolling interests	3,559,182	5,472,799
Total Stockholders' Equity	102,234,471	82,909,953
Total Liabilities and Stockholders' Equity	$118,310,945	$98,762,566

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2018	2017	2016
Revenues
Product sales – net	$602,541	$1,572,148	$1,276,882
Service and repair fees – net	9,124,728	9,537,040	9,396,736
Service and repair fees – related parties – net	110,000	110,000	110,000
Patient fee revenue, net of contractual allowances and discounts	39,165,413	36,400,600	32,985,809
Provision for bad debts for patient fee	(17,896,528)	(16,171,434)	(14,539,786)
Management and other fees – net	41,422,958	38,361,514	36,633,230
Management and other fees – related party medical practices – net	8,986,882	8,226,718	7,505,339
Total Revenues – Net	81,515,994	78,036,586	73,368,210
Costs and Expenses
Costs related to product sales	751,221	931,501	1,254,328
Costs related to service and repair fees	3,212,527	2,996,736	2,148,143
Costs related to service and repair fees – related parties	38,728	34,564	25,147
Costs related to patient fee revenue	10,256,951	8,987,673	9,418,935
Costs related to management and other fees	22,778,202	20,828,581	21,949,583
Costs related to management and other fees – related party medical practices	4,913,141	4,273,370	4,074,762
Research and development	1,755,747	1,480,670	1,631,846
Selling, general and administrative, inclusive of compensatory element of stock issuances of $0, $2,397,276 and $2,006 for the years ended June 30, 2018, 2017 and 2016, respectively	18,125,266	19,407,411	18,509,850
Total Costs and Expenses	61,831,783	58,940,506	59,012,594
Income from Operations	19,684,211	19,096,080	14,355,616
Other Income and (Expenses):
Interest expense	(160,074)	28,299	(262,193)
Investment income	262,569	193,141	224,263
Other (expense) income – net	(4,271)	(1,156)	190,560
Income before benefit for income taxes and noncontrolling interests	19,782,435	19,316,364	14,508,246
Benefit for Income Taxes	5,669,750	4,362,434	4,287,271
Net Income	$25,452,185	$23,678,798	$18,795,517
Net Income – Noncontrolling Interests	(4,221,383)	(4,058,177)	(3,070,892)
Net Income – Attributable to FONAR	$21,230,802	$19,620,621	$15,724,625

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Continued)

	For the Years Ended June 30,
	2018	2017	2016
Net Income Available to Common Stockholders	$19,899,823	$18,390,586	$14,702,834
Net Income Available to Class A Non-Voting Preferred Stockholders	$992,005	$916,769	$761,561
Net Income Available to Class C Common Stockholders	$338,974	$313,266	$260,230
Basic Net Income Per Common Share Available to Common Stockholders	$3.16	$2.98	$2.43
Diluted Net Income Per Common Share Available to Common Stockholders	$3.10	$2.92	$2.38
Basic and Diluted Income Per Share – Class C Common	$0.89	$0.82	$0.68
Weighted Average Basic Shares Outstanding – Common Stockholders	6,287,510	6,161,599	6,050,893
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,415,014	6,289,103	6,178,397
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	382,513	382,513	382,513

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